Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Spire Global, Inc. of our report dated March 6, 2024, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements and with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 3, as to which the date is March 3, 2025 relating to the financial statements, which appears in Spire Global Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 25, 2025